Exhibit (10)n

KIMBERLY-CLARK CORPORATION
NONQUALIFIED STOCK OPTION
AWARD AGREEMENT

This Award, granted on May 3, 2016 (the "Grant Date"), by Kimberly-Clark Corporation, a Delaware corporation (hereinafter called the "Corporation"), to __________ (the "Participant") is subject to the terms and conditions of the 2011 Equity Participation Plan (the "Plan") and this Award Agreement, including any country-specific terms and conditions contained in Appendix A to this Award Agreement.
W I T N E S S E T H:

WHEREAS, the Corporation has adopted the 2011 Equity Participation Plan (the "Plan") to encourage those employees who materially contribute, by managerial, scientific or other innovative means, to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation's and its Affiliates’ long-term success;

NOW, THEREFORE, it is agreed as follows:

1.
Number of Shares Optioned; Option Price. The Corporation grants to the Participant the right and option to purchase in his own name, on the terms and conditions hereinafter set forth, all or any part of an aggregate of _______ shares of the $1.25 par value Common Stock of the Corporation, and at the purchase price of $_____ per share, as granted on the date set forth above. This option shall not be an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

2.    Exercise of Option.

(a)
Limitations on Exercise. This option shall be subject to forfeiture until the Participant becomes vested in such Awards according to the schedule set forth below. This option shall not be exercisable until at least one year has expired after the granting of this option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate; provided, however, that the option shall become exercisable immediately in the event of a Qualified Termination of Employment of the Participant, without regard to the limitations set forth below in this subsection. At any time during the period of this option after the end of the first year, the Participant may purchase up to 30 percent of the shares covered by this option; after the end of the second year, an additional 30 percent; and after the end of the third year, the remaining 40 percent of the total number of shares covered by the option, so that, upon the expiration of the third year, the Participant will have become entitled to purchase all shares subject to this option; provided, however, that if the Participant's employment is terminated for any reason other than death, Retirement, or Total and Permanent Disability, this option shall only be exercisable for three months following such termination and only for the number of shares which were exercisable on the date of such termination. In no event, however, may this option be exercised more than ten (10) years after the date of its grant.

The above provisions of Section 2(a) notwithstanding, to the extent provided by rules of the Committee referred to in the Plan (hereinafter referred to as the "Committee"), this option is not exercisable during any period during which the Participant's right to make deposits to the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan is suspended pursuant to a provision of such plan or rules adopted thereunder to comply with regulations regarding hardship withdrawals promulgated by the U.S. Internal Revenue Service.

A termination of employment shall not be deemed to have occurred while a Participant is on military leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation or an Affiliate under an applicable statute or by contract. For purposes of this subparagraph, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation or an Affiliate. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing sentence, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period in determining whether a termination of employment shall be deemed to have occurred. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan.

(b)
Exercise after Death, Retirement, or Disability. If the Participant dies, Retires or becomes Totally and Permanently Disabled without having exercised this option in full, the remaining portion of this option, determined without regard to the limitations in subsection 2(a), may be exercised within the earlier of (i) three years from the date of death or Total and Permanent Disability or five years from the date of Retirement, as the case may be, or (ii) the remaining period of this option. In the case of a Participant who dies, this option may be exercised by the person or persons to whom the Participant's rights under this option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator.

Notwithstanding the above, if the Corporation receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable Retirement treatment that applies to this option pursuant to this subsection (b) being deemed unlawful and/or discriminatory, then the Corporation will not apply the favorable Retirement treatment at the time of termination and this option will be treated as it would under the rules that apply if the Participant’s employment is terminated for reasons other than Retirement.

(c)
Method of Exercise. This option shall be exercised by delivering to Merrill Lynch, or other authorized agent of the Corporation, as set forth in their terms and conditions of exercise, written notice of the number of shares with respect to which option rights are being exercised and by paying in full the option price of the shares at the time being acquired. Payment may be made in cash or, for U.S. Participants only, in shares of the Corporation's Common Stock as set forth in the terms and conditions of exercise. The date of exercise shall be deemed to be the date of receipt of the written notice and payment for the shares being purchased. The Participant shall have none of the rights of a stockholder with respect to shares covered by such options until the Participant becomes record holder of such shares.

(d)
Payment of Withholding Taxes. No shares of Common Stock may be purchased under this option, unless prior to or simultaneously with such purchase, (i) the Participant or (ii) in the event of his death, the person succeeding to his rights hereunder, pay to the Corporation or an Affiliate, as applicable, such amount as the Corporation advises is required under applicable federal, state or local laws to withhold and pay over to governmental taxing authorities in relation to this option. Unless otherwise determined by the Committee, payment of required withholding taxes may be made with shares of the Corporation's Common Stock which otherwise would be distributable upon exercise of the option, pursuant to the rules of the Committee.

3.
Nontransferability. Except as may otherwise be provided by the Committee, this option shall be transferable only by will or by the laws of descent and distribution, and during the Participant's lifetime shall be exercisable only by him or her.

4.
Compliance with Law. No shares of Common Stock may be purchased under this option, unless prior to the purchase thereof, the Corporation shall have received an opinion of counsel to the effect that the issuance and sale of such shares by the Corporation to the Participant will not constitute a violation of the U.S. Securities Act of 1933, as amended. As a condition of exercise, the Participant shall, if requested by the Corporation, submit a written statement in form satisfactory to counsel for the Corporation, to the effect that any shares of Common Stock purchased upon exercise of this option will be purchased for investment and not with a view to the distribution thereof within the meaning of the U.S. Securities Act of 1933, as amended, and the Corporation shall have the right, in its discretion, to cause the certificates representing shares of Common Stock purchased hereunder to be appropriately legended to refer to such undertaking or to any legal restrictions imposed upon the transferability thereof by reason of such undertaking.

The option granted hereby is subject to the condition that if the listing, registration or qualification of the shares subject hereto on any securities exchange or under any state or federal law, or if the consent or approval of any regulatory body shall be necessary as a condition of, or in connection with, the granting of the option or the delivery or purchase of shares thereunder, such option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. The Corporation agrees to use its best efforts to obtain any such requisite listing, registration, qualification, consent or approval.

5.
No Right of Continued Employment. The granting of this option does not confer upon the Participant any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates reserve the right to discharge the Participant whenever the interest of the Corporation or its Affiliates may so require without liability to the Corporation or its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee, except as to any rights which may be expressly conferred on the Participant under this option.

6.
Discretion of the Corporation, Board of Directors and the Committee. Any decision made or action taken by the Corporation or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of this option shall be within the absolute discretion of the Corporation, the Board of Directors of the Corporation or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

7.
Amendments. The Committee may at any time alter or amend this option to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended (including rule 16b-3 thereof), and (4) that such action would not result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder). Notwithstanding anything to the contrary contained herein, the Committee may not take any action that would result in any amount payable under this option qualifying as "applicable employee remuneration" as so defined for purposes of Section 162(m) of the Code.

8.
Inalienability of Benefits and Interest. This option and the rights and privileges conferred hereby shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of the Participant.

9.
Governing Law and Forum. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this option shall be determined in accordance with the laws of the State of Delaware. For purposes of litigating any dispute that arises under this grant or Award Agreement, the parties agree that such litigation shall be conducted exclusively in the federal courts for the United States for the Northern District of Texas, and no other courts, where this grant is made and/or to be performed; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

10.
Purchase of Common Stock. The Corporation and its Affiliates may, but shall not be required to, purchase shares of Common Stock of the Corporation for purposes of satisfying the requirements of this option. The Corporation and its Affiliates shall have no obligation to retain and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock of the Corporation purchased for satisfying the requirements of this option.

11.
Notices. Any notice to be given to the Corporation under this option shall be addressed to the Corporation in care of its Director of Compensation located at the World Headquarters, and any notice to be given to the Participant under the terms of this option may be addressed to him at his address as it appears on the Corporation's records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government or any equivalent non-U.S. postal service.

12.
Changes in Capitalization. In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee in (a) the number of shares and the option price per share of stock subject to this option, and (b) such other provisions of this option as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under Section 162(m) of the Code or any successor section.

13.
Effect on Other Plans. All benefits under this option shall constitute special incentives and shall not affect the level of benefits provided to or received by the Participant (or the Participant's estate or heirs) as part of any employee benefit plan of the Corporation or an Affiliate. This option shall not be construed to affect in any way the Participant's rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

14.
Successors. This Award Agreement, including but not limited to the non-competition obligations described in Section 16 below, shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

15.	Defined Terms. Terms which are capitalized are defined herein or in the Plan and have the same meaning set forth in the Plan, unless the context indicates otherwise.

16.	Non-Competition Provisions For U.S. Employees Only.

(a)    During the term of the Participant’s employment and for a period of two (2) years following the termination of employment, regardless of the reason for or the manner of termination, the Participant shall not, without the written consent of the Corporation, anywhere in the United States of America, either directly or indirectly, perform duties or undertake responsibilities for a Competitor that are the same or substantially similar to those duties or responsibilities that the Participant performed or undertook for the Corporation or an Affiliate, during the two (2) year period prior to the end of the Participant’s employment with the Corporation or an Affiliate. As used herein, "Competitor" means any person or entity whose business engages in the same or substantially the same business as the Business of the Corporation. As used herein, "Business of the Corporation" is the development, production, sales and/or marketing of health and hygiene products. The foregoing restriction shall not apply if the Participant resides and/or primarily works in the State of California.

(b)    During the period of two (2) years following termination of Participant’s employment with the Corporation or an Affiliate, the Participant agrees to notify the Corporation in writing prior to accepting new employment, or engaging in any other activity which may violate this Agreement, and the Participant agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of employer; address of employer; name of new team leader; job title; and scope and responsibilities of the new position. The Participant recognizes that such duty of notification is absolute and is not affected by the Participant’s belief that such employment may perhaps not violate this Agreement or otherwise be unfairly competitive with the Corporation. The Participant’s written notice should be addressed to General Counsel, Attention: Noncompetition and Confidentiality Agreement, Kimberly-Clark Corporation, 351 Phelps Drive, Irving, TX 75038. Provided, however, the foregoing notice requirement shall not apply if the Participant resides and/or primarily works in the State of California.

(c)    During the period of two (2) years following termination of the Participant with the Corporation or an Affiliate, the Participant shall provide a copy of this Section 16 of this Agreement to each new employer before starting in any new employment. The Participant agrees that the Corporation may notify any third party about the Participant’s obligations under Section 16 of this Agreement until such obligations are fulfilled.

(d)    If any provision of this Section 16 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 16 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court should revise or reform any aspect of this Section 16 so as to make the scope of such Section 16 as broad as can be enforced under applicable law.

(e)    In the event of an anticipated or actual breach by the Participant of this Section 16, the Participant acknowledges and agrees that damages would not be an adequate remedy to compensate the Corporation for the harm to the business of the Corporation and, in such event, agrees that the Corporation shall be entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Agreement shall be construed to limit any permanent relief to which the Corporation may be entitled or the damages otherwise recoverable by the Corporation in any such event.

(f)    If the Participant violates any aspect of this Section 16, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Participant may be required to pay, the Participant understands and agrees that the Participant shall be required to reimburse the Corporation for all its costs incurred to enforce this Agreement, including but not limited to, all attorneys’ fees.

17.
Acceptance of Option Terms and Conditions. A Participant has until the end of the one hundred twenty (120) day period beginning from the Grant Date of this option to accept this Award Agreement. If the Participant does not accept this Award Agreement on or before the end of such one hundred twenty (120) day period, then the grant of the right and option to purchase the shares of Common Stock of the Corporation, as set forth in Section 1, shall not be binding on and shall be voidable by the Corporation, in which case it shall have no further force or effect.

Acknowledgment of Conditions

I understand, acknowledge and agree to the following conditions with respect to the Award granted to me under the Plan:

•
The Plan is discretionary in nature and the Corporation may modify, amend, suspend, cancel or terminate it at any time, to the extent permitted by the Plan. The grant of an option is an exceptional, voluntary and occasional benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future, even if options have been granted in the past. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of option shares, vesting provisions and the exercise price.

•
My participation in the Plan is voluntary. Participation in the Plan will not create a right to further employment with my actual employer (the "Employer") and shall not interfere with the ability of the Employer to terminate my employment relationship at any time. Further, the Award and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Corporation or any Affiliate.

•
The value of this option and the shares of Common Stock covered by this option, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Corporation or, if different, the Employer, and which are outside the scope of my employment contract, if any, and are not intended to replace any pension rights or compensation. As such, the option and the shares of Common Stock covered by this option, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Corporation, the Employer or any other Affiliate.

•
Vesting of any option shares ceases upon termination of active employment for any reason (whether or not in breach of local labor laws and except as may otherwise be explicitly provided in the Plan document or this Award Agreement), and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when I am no longer actively employed for purposes of this option (including whether I may still be considered employed while on a leave of absence).

•
No claim or entitlement to compensation or damages shall arise from forfeiture of this option or diminution in value of this option resulting from termination of my employment by the Corporation or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and, in consideration of the grant to which I am otherwise not entitled, I agree not to institute any claim against the Corporation, the Employer or any other Affiliate.

•
Unless otherwise agreed with the Corporation, the option and shares of Common Stock covered by the option, and the income and value of same, are not granted as consideration for, or in connection with, any service I may provide as a director of any Affiliate.

•
The future value of the underlying shares is unknown, indeterminable, and cannot be predicted with certainty. If the underlying shares do not increase in value, the option will have no value. If I exercise this option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the option price.

•
Neither the Corporation, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of this option or of any amounts due to me pursuant to the exercise of this option or the subsequent sale of any shares of Common Stock acquired upon exercise.

•
Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), fringe benefit tax, social insurance, payroll tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me ("Tax-Related Items"), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Corporation or the Employer. I further acknowledge that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this option to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Furthermore, if I have become subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

•
Prior to the relevant taxable or tax withholding event, as applicable, I shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy any applicable withholding obligations for Tax-Related Items. In this regard, I authorize the Corporation or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from my wages or other cash compensation paid to me by the Corporation and/or the Employer; or

(2)
withholding from the proceeds of the sale of shares acquired pursuant to the exercise of this option, either through a voluntary sale or through a mandatory sale arranged by the Corporation (on my behalf, pursuant to this authorization); or

(3)	withholding shares to be issued upon exercise of this option.

•
Depending on the withholding method, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case I may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares, I am deemed, for tax purposes, to have been issued the full number of shares subject to the portion of this option that is exercised, notwithstanding that a number of shares is held back solely for the purpose of paying Tax-Related Items due as a result of any aspect of my participation in the Plan.

•
I shall pay to the Corporation or to the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to honor the exercise or deliver shares to me if I fail to comply with my obligation in connection with the Tax-Related Items as described herein.

•
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying shares. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

•
Data Privacy. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Award Agreement and any other this option grant materials by and among, as applicable, the Employer and the Corporation for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that the Corporation and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.

I understand that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Corporation, Merrill Lynch and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that the Corporation would not be able to grant me options or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

•	My option may not be assigned, sold, encumbered, or in any way transferred or alienated.

•
I am solely responsible for obtaining/providing whatever exchange control approvals, permits, licenses or notices, which may be necessary for me to exercise my option, acquire the shares or to hold or sell the shares subject to the option or restricted share unit award. Neither the Corporation nor its Affiliates will be responsible for obtaining such approvals, licenses or permits, or for making any such notices, nor will the Corporation or its Affiliates be liable for any fines or penalties I may incur for failure to obtain any required approvals, permits or licenses or to make any required notices.

•
The provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable. To the extent that any provisions of this Award Agreement are held to be invalid or otherwise unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

•
If I have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

•
Notwithstanding any provisions in this Award Agreement, this option shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for my country. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.

•	For U.S. Participants only: I acknowledge that the grant of an Award is expressly conditioned on the non-competition provisions set forth in Section 16.

•
The Corporation reserves the right to impose other requirements on my participation in the Plan, on this option and on any shares acquired under the Plan, to the extent that the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

•
The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by on-line delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

•
A waiver by the Corporation of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by me or any other employee.

•
I may be subject to insider trading restrictions and/or market abuse laws, which may affect my ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., options) under the Plan during such times as I am considered to have "inside information" regarding the Corporation (as defined by the laws in my country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy. I am responsible for ensuring my compliance with any applicable restrictions and am advised to speak with my personal legal advisor on this matter.

•
My country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect my ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares acquired under the Plan) in a brokerage or bank account outside my country. I may be required to report such accounts, assets or transactions to the tax or other authorities in my country. I also may be required to repatriate sale proceeds or other funds received as a result of my participation in the Plan to my country through a designated bank or broker within a certain time after receipt. I acknowledge that it is my responsibility to be compliant with such regulations, and that I am advised to consult my personal legal advisor for any details.

•
I acknowledge that I have reviewed the Corporation’s Code of Conduct. I further acknowledge that I understand and will comply with the terms and standards contained in that Code of Conduct, including but not limited to the prohibition against retaliation, and specifically acknowledge that I have an obligation to report suspected violations of the Code of Conduct pursuant to the Corporation’s Escalation Policy.

Conclusion and Acceptance

I accept this grant via electronic signature by clicking the "Accept" icon and certify that I have read, understand and agree to the terms and conditions of the 2011 Equity Participation Plan (the "Plan"), the provisions of the applicable agreements and all other applicable documents (including any country-specific terms for my country). I hereby authorize my employer to furnish the Corporation (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of options and enable administration of the Plan and I understand that such information shall be used only as long and to the extent necessary to administer my participation in the Plan. I agree that my participation in the Plan and the awards granted to me under the Plan will be governed solely by provisions of U.S. law.

KIMBERLY-CLARK CORPORATION
NONQUALIFIED STOCK OPTION
AWARD AGREEMENT

APPENDIX A

Certain capitalized terms used but not defined in this Appendix A have the meanings set forth in the Plan and/or the Award Agreement.

This Appendix A includes additional terms and conditions that govern this option granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below.

This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2016. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information be out of date at exercise of this option or the subsequent sale of shares acquired under the Plan or receipt of any dividends.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident of a country other than the one in the Participant is currently residing and/or working, transferred or transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant. The Corporation shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Participant in such circumstances.

ARGENTINA

Securities Law Information

Neither this option nor the shares of Common Stock covered by this option are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Foreign Asset/Account Reporting Information

Argentine residents must report any shares of Common Stock acquired under the Plan and held on December 31st of each year on their annual tax return for the year.

Exchange Control Information

Following the sale of shares of Common Stock and/or the receipt of dividends, Argentine residents may be subject to certain restrictions in bringing such funds back into Argentina. The Argentine bank handling the transaction may request certain documentation in connection with the request to transfer proceeds into Argentina (e.g., evidence of the sale, proof of the source of the funds used to purchase such shares, etc.). The Participant must comply with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the exercise of the option, the subsequent sale of any shares of Common Stock acquired upon exercise and the receipt of any dividends paid on such shares.

Please note that exchange control regulations in Argentina are subject to frequent change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations the Participant may have in connection with the Participant’s participation in the Plan.

AUSTRALIA

Exercise of Option

Notwithstanding Section 2(b) of the Award Agreement, this option shall only be exercisable for three months following termination of employment, regardless of the reason of such termination.

Securities Law Information

If the Participant acquires shares of the Corporation’s Common Stock covered by this option and the Participant offers his or her shares of the Corporation’s Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Compliance with Laws

Notwithstanding anything else in the Plan or the Award Agreement, the Participant will not be entitled to and shall not claim any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth.) (the "Act"), any other provision of the Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant's behalf.

BAHRAIN

There are no country-specific provisions.

BELGIUM

Tax Considerations

This option must be accepted more than 60 days after the offer.

Foreign Asset/Account Reporting Information

Belgian residents are required to report any securities (e.g., shares of Common Stock) or bank accounts opened and maintained outside Belgium on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located. The forms to complete this report are available on the website of the National Bank of Belgium. Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.

BOLIVIA

There are no country-specific provisions.

BRAZIL

Compliance with Law

By accepting this option, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the exercise of this option, the receipt of any dividends, and the sale of shares of Common Stock acquired under the Plan.

Labor Law Acknowledgement

By accepting the Award, the Participant agrees that (i) the Participant is making an investment decision; (ii) the shares of Common Stock will be issued to Participant only if the vesting and/or performance conditions are met, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period without compensation to the Participant.

Exchange Control Information

If the Participant is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares of Common Stock.

Tax on Financial Transaction (IOF)

Payments to foreign countries and repatriation of funds into Brazil (including payment of the exercise price and proceeds from the sale) and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant's responsibility to comply with any applicable Tax on Financial Transactions arising from participation in the Plan.

CANADA

Form of Payment

Due to regulatory considerations in Canada, the Participant is prohibited from surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares to pay the option price or any Tax-Related Items in connection with this option.

Securities Law Information

The Participant is permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Corporation’s shares are currently listed on New York Stock Exchange.

Acknowledgment of Conditions

The following provision supplements the Acknowledgement of Conditions section of the Award Agreement:

Except as may otherwise be explicitly provided in the Plan or this Award Agreement, my right to vest in this option will terminate and the period remaining to exercise the option will be measured effective as of the date that is the earlier of: (1) the date my employment is terminated, (2) the date I receive notice of termination of employment or service from the Employer, or (3) the date I am no longer actively employed or providing services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law, and/or common law); the Committee shall have the exclusive discretion to determine when I am no longer actively employed or providing services for purpose of this option (including whether I may still be considered employed while on a leave of absence).

Foreign Asset/Account Reporting Information

Foreign property (including shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds C$100,000 at any time during the year. Foreign property includes shares of Common Stock acquired under the Plan and may include options. The options must be reported - generally at a nil cost - if the $100,000 cost threshold is exceeded because of other foreign property the Participant holds. If shares are acquired, their cost generally is the adjusted cost base ("ACB") of the shares. The ACB would normally equal the Fair Market Value of the shares at exercise, but if the Participant owns other shares, this ACB may have to be averaged with the ACB of the other shares. If due, the Form must be filed by April 30 of the following year. The Participant should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.

The following provisions apply if the Participant is a resident of Quebec:

Language Consent

The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Authorization to Release and Transfer Necessary Personal Information

The Participant hereby authorizes the Corporation and the Corporation’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Corporation, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors. The Participant further authorizes the Corporation and any Affiliate to record such information and to keep such information in the Participant’s employee file.

CHILE

Securities Law Information

This option is granted on May 3, 2016 and is made subject to general ruling n° 336 of the Chilean Superintendence of Securities and Insurance ("SVS"). This offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and therefore such securities are not subject to its oversight. Given that these securities are not registered in Chile, there is no obligation from the issuer to provide public information on them in Chile. These securities cannot be subject to public offering in Chile while they are not registered at the corresponding securities registry in Chile.

La oferta privada de este option se inicia en el día 3 de Mayo de 2016 y se acoge a las disposiciones de la norma de carácter general nº 336 de la Superintendencia de Valores y Seguros de Chile ("SVS"). Esta oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile, no existe la obligación por parte del emisor de entregar en Chile información pública respecto de los mismos. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.

Exchange Control Information

It is the Participant’s responsibility to make sure that he or she complies with exchange control requirements in Chile when the value of his or her option exercise transaction is in excess of US$10,000, regardless of whether the Participant exercises his or her option through a cash exercise or cashless method of exercise.

If the Participant uses the cash exercise method to exercise this option and the Participant remits funds in excess of US$10,000 out of Chile, the remittance must be made through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). In such case, the Participant must provide to the bank or registered foreign exchange office certain information regarding the remittance of funds (e.g., destination, currency, amount, parties involved, etc.).

If the Participant exercises this option using a cashless exercise method and the aggregate value of the option price exceeds US$10,000, the Participant must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within the first 10 days of the month immediately following the exercise date.

The Participant is not required to repatriate funds obtained from the sale of shares or the receipt of any dividends. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds. If the Participant does not repatriate the funds and uses such funds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, the Participant must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within the first 10 days of the month immediately following the transaction.

If the Participant’s aggregate investments held outside of Chile meets or exceeds US$5,000,000 (including the investments made under the Plan), the Participant may need to report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.

Please note that exchange control regulations in Chile are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to exercising this option or receiving proceeds from the sale of shares of Common Stock acquired under the Plan.

Annual Tax Reporting Obligation

The Chilean Internal Revenue Service ("CIRS") requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad, which the taxpayer will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 "Annual Sworn Statement Regarding Credits for Taxes Paid Abroad" and Tax Form 1851 "Annual Sworn Statement Regarding Investments Held Abroad." If the Participant is not a Chilean citizen and has been a resident in Chile for less than three years, the Participant is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.

COLOMBIA

Securities Law Information

The Plan is offered in Colombia on the basis that offer of the options and/or the sale of any shares of common stock under the Plan will not constitute a "public offering of securities" under Law 964 of 2005. In the event that the Corporation, in its sole discretion, determines that the offer of the options in Colombia may constitute a "public offer of securities" under Law 964 of 2005, the Participant understands and agrees that the Corporation may, in its sole discretion, cease to offer participation in the Plan in Colombia. In the event that the Corporation exercises its discretion to cease offering the Plan in Colombia, the Participant will no longer be permitted to participate in the Plan as of the date established by the Corporation.

Exchange Control Information

Investments in assets located abroad (including shares of Common Stock) are subject to registration with the Bank of the Republic if the Participant’s aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000.

If funds are remitted from Colombia through an authorized local financial institution, the authorized financial institution will automatically register the investment.

If the Participant does not remit funds through an authorized financial institution when exercising this option because a partial cashless exercise method is used (selling only enough shares of Stock to cover the grant price and any brokerage fees), then the Participant must register the investment himself or herself if the accumulated financial investments the Participant holds abroad at the year-end are equal to or exceed the equivalent of US$500,000. The Participant must register by filing a Form No. 11 and submitting it to Señores, Banco de la República, Atn: Jefe Sección Inversiones, Departamento de Cambios Internacionales, Carrera 7 No. 14 - 18, Bogotá, Colombia by June 30 of the following year.

If the Participant uses the cashless sell-all method of exercise, then no registration is required because no funds are remitted from Colombia and no shares are held abroad.

Acknowledgment of Conditions

The following provision supplements the Acknowledgement of Conditions section of the Award Agreement:

I acknowledge that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of my "salary" for any legal purpose.

COSTA RICA

There are no country-specific provisions.

CZECH REPUBLIC

Exchange Control Information

The Czech National Bank may require the Participant to fulfill certain notification duties in relation to the acquisition of shares of Common Stock and the opening and maintenance of a foreign account. Even in the absence of a request from the CNB the Participant may need to report foreign direct investments with a value of CZK 2,500,000 or more in the aggregate and/or other foreign financial assets with a value of CZK 200,000,000 or more. However, because exchange control regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor prior to the exercise of this option and the sale of Common Stock to ensure compliance with current regulations. It is the Participant’s responsibility to comply with any applicable Czech exchange control laws.

DOMINICAN REPUBLIC

There are no country-specific provisions.

ECUADOR

There are no country-specific provisions.

EL SALVADOR

There are no country-specific provisions.

FRANCE

Option Not Tax-Qualified

The Participant understands that this option is not intended to be French tax-qualified.

Consent to Receive Information in English

By accepting the Award Agreement providing for the terms and conditions of the Participant’s grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and the Award Agreement), which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution d’options, l'employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan U.S. et ce Contrat d'Attribution) qui ont été communiqués en langue anglaise. L'employé accepte les termes en connaissance de cause.

Foreign Asset/Account Reporting Information

French residents holding shares of Common Stock outside of France or maintaining a foreign bank account are required to report such to the French tax authorities when filing their annual tax returns. Further, failure to comply could trigger significant penalties.

GERMANY

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock), the report must be made by the 5th day of the month following the month in which the payment was received. Effective from September 2013, the report must be filed electronically. The form of report ("Allgemeine Meldeportal Statistik") can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Participant is responsible for satisfying the reporting obligation.

GUATEMALA

Language Waiver

By participating in the Plan, the Participant acknowledges that he or she is proficient in reading and understanding English and fully understands the terms of the Plan, the Award Agreement and this Appendix A.

HONDURAS

There are no country-specific provisions.

HONG KONG

Securities Law Warning

The offer of this option and the shares of Common Stock covered by this option do not constitute a public offering of securities under Hong Kong law and are available only to Participants of the Corporation or its Affiliates participating in the Plan. The Participant should be aware that the Plan, the Plan prospectus and the contents of this Award Agreement (i) have not been prepared in accordance with and are not intended to constitute a "prospectus" for a public offering of securities under the applicable securities legislation in Hong Kong, (ii) have not been reviewed by any regulatory authority in Hong Kong, and (iii) are intended only for the personal use of each Participant and may not be distributed to any other person. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix A, or the Plan, the Participant should obtain independent professional advice.

Sale of Shares

In the event that any portion of this option vests within six months of the Grant Date, the Participant agrees that he or she will not offer to the public or otherwise dispose of the shares acquired prior to the six-month anniversary of the Grant Date. Any shares of Common Stock acquired under the Plan are accepted as a personal investment.

Occupational Retirement Schemes Ordinance Alert

The Corporation specifically intends that neither this option nor the Plan will be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance ("ORSO").

INDONESIA

Exchange Control Information

If the Participant remits funds into or out of Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, the Participant must complete a "Transfer Report Form." The Transfer Report Form will be provided to the Participant by the bank through which the transaction is to be made.

ISRAEL

Securities Law Information

The offer of this option does not constitute a public offering under the Securities Law, 1968.

Method of Exercise

Notwithstanding anything to the contrary in the Award Agreement, the Participant must exercise this option using the cashless sell-all exercise method. To complete a sell-all cashless exercise, the Participant should notify a licensed securities broker acceptable to the Corporation to: (i) sell all of the shares upon exercise; (ii) use the proceeds to pay the option price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. If the Participant does not complete this procedure, the Corporation may refuse to allow the Participant to exercise this option. The Corporation reserves the right to provide the Participant with additional methods of exercise depending on local developments.

ITALY

Method of Exercise

Notwithstanding anything to the contrary in the Award Agreement, the Participant must exercise this option using the cashless sell-all exercise method. To complete a cashless sell-all exercise, the Participant should notify a licensed securities broker acceptable to the Corporation to: (i) sell all of the shares upon exercise; (ii) use the proceeds to pay the option price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Participant. If the Participant does not complete this procedure, the Corporation may refuse to allow the Participant to exercise this option. The Corporation reserves the right to provide the Participant with additional methods of exercise depending on local developments.
Data Privacy Notice

This provision replaces in its entirety the data privacy section in the Acknowledgements of Conditions section of the Award Agreement:

I understand that the Employer, the Corporation and any other Affiliate may hold certain personal information about me, including, but not limited to, my name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation or any Affiliate, details of all options, or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in the my favor ("Data"), for the exclusive purpose of implementing, managing and administering the Plan. I am aware that providing the Corporation with Data is necessary for the performance of the Plan and that my refusal to provide such Data would make it impossible for the Corporation to perform its contractual obligations and may affect my ability to participate in the Plan.

The Controller of personal data processing is Kimberly-Clark Corporation with registered offices at 351 Phelps Drive, Irving, Texas 75038, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Kimberly-Clark s.r.l. at Via Della Rocca, 49, Torino, Italy.

I understand that Data may be transferred to the Corporation or any of its Affiliates, or to any third parties assisting in the implementation, management and administration of the Plan, including any transfer required to Merrill Lynch or other third party with whom shares of Common Stock acquired under the Plan or cash from the sale of such shares may be deposited. Furthermore, I understand the recipients that may receive, possess, use, retain, and transfer such Data may be located in Italy or elsewhere, including outside the European Union, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Italy.

I understand that the processing activity, including transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. I understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

I understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage my participation in the Plan. I understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, I have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Furthermore, I am aware that Data will not be used for direct marketing purposes. In addition, I understand that Data provided can be reviewed and questions or complaints can be addressed by contacting my local human resources representative.

Plan Document Acknowledgment

In accepting the grant of this option, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A.

The Participant acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Section 2(d) on Payment of Withholding Taxes; Section 5 on No Right of Continued Employment; Section

9 on Delaware Law to Govern; the section on Acknowledgment of Conditions; and the Data Privacy Notice section included in this Appendix A.

Foreign Asset/Account Reporting Information

Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

JAPAN

Exchange Control Information

If the Participant acquires shares of Common Stock valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares.

In addition, if the Participant pays more than ¥30,000,000 in a single transaction for the purchase of shares when the Participant exercises this option, the Participant must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that the Participant pays upon a one-time transaction for exercising this option and purchasing shares of Common Stock exceeds ¥100,000,000, then the Participant must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Reporting Information

Japanese residents will be required to report details of any assets (including any shares of Common Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th of the following year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Participant and whether the Participant will be required to report details of any outstanding options or shares of Common Stock held by the Participant in the report.

KAZAKHSTAN

Securities Law Notification

This offer is addressed only to certain eligible employees in the form of the shares of Common Stock to be issued by the Corporation. Neither the Plan nor the Award Agreement has been approved, nor do they need to be approved, by the National Bank of Kazakhstan. This offer is intended only for the original recipient and is not for general circulation in the Republic of Kazakhstan.

Exchange Control Information

Residents of Kazakhstan may be required to notify the National Bank of Kazakhstan when they acquire shares of Common Stock under the Plan if the value of such shares of Common Stock exceeds US$100,000.

Please note that the exchange control regulations in Kazakhstan are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to exercising the option or receiving proceeds from the sale of shares of Common Stock acquired under the Plan. The Participant is responsible for ensuring compliance with all exchange control laws in Kazakhstan.

KENYA

There are no country-specific provisions.

MALAYSIA

Data Privacy Notice

This provision replaces in its entirety the data privacy section in the Acknowledgment of Conditions section of the Award Agreement.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Award Agreement and any other this option grant materials by and among, as applicable, the Employer, the Corporation and its other Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that the Corporation and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.

I understand that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative Iris.Chiang@kcc.com at telephone number 603 78068268. I authorize the Corporation, Merrill Lynch and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that the Corporation would not be able to grant me options or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Malaysian Translation

Saya dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi saya seperti yang diterangkan dalam Perjanjian Penganugerahan dan apa-apa bahan geran opsyen lain oleh dan di antara, seperti mana yang terpakai, Majikan, Syarikat dan Anak-Anak Syarikat Sekutunya untuk tujuan ekslusif bagi melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan.
Saya memahami bahawa Syarikat dan Majikan mungkin memegang maklumat peribadi tertentu tentang saya, termasuk, tetapi tidak terhad kepada, nama saya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang di Syarikat, butir-butir semua opsyen atau apa-apa hak lain atas syer dalam saham biasa yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedah saya ("Data"), untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan.
Saya memahami bahawa Data akan dipindahkan kepada Merrill Lynch, atau pembekal perkhidmatan pelan saham yang mungkin ditetapkan oleh Syarikat pada masa depan yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Saya memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain dan bahawa negara penerima-penerima (contohnya di Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara saya. Saya memahami bahawa saya boleh meminta satu senarai yang mengandungi nama dan alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan saya ris.Chiang@kcc.com, T: 603 78068268. Saya memberi kuasa kepada Syarikat, Merill Lynch dan mana-mana penerima-penerima lain yang mungkin membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan saya dalam Pelan. Saya memahami bahawa Data hanya akan disimpan untuk tempoh yang perlu bagi melaksanakan, mentadbir, dan menguruskan penyertaan saya dalam Pelan. Saya memahami bahawa saya boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan saya. Saya selanjutnya memahami bahawa saya memberi persetujuan ini secara sukarela. Sekiranya saya tidak bersetuju, atau kemudian membatalkan persetujuan saya, status pekerjaan atau perkhidmatan dan kerjaya saya dengan Majikan tidak akan terjejas; satunya akibat jika saya tidak bersetuju atau menarik balik persetujuan saya adalah bahawa Syarikat tidak akan dapat menganugerahkan kepada saya opsyen atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, saya memahami bahawa keengganan atau penarikan balik persetujuan saya boleh menjejaskan keupayaan saya untuk mengambil bahagian dalam Pelan. Untuk maklumat lanjut mengenai akibat keengganan saya untuk memberikan keizinan atau penarikan balik keizinan, saya memahami bahawa saya boleh menghubungi wakil sumber manusia tempatan saya.

Director Notification Obligation

If the Participant is a director of the Corporation’s Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when the Participant receives or disposes of an interest (e.g., an option or shares of Common Stock) in the Corporation or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Corporation or any related company.

MEXICO

Modification

By accepting this option, the Participant understands and agrees that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Acknowledgment of Grant

In accepting this option, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement, including this Appendix A, has reviewed the Plan and the Award Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix A. The Participant further acknowledges that the Participant has read and specifically and expressly approves the Acknowledgment of Conditions section of the Award Agreement, in which the following is clearly described and established:

(1)	The Participant’s participation in the Plan does not constitute an acquired right.

(2)	The Plan and the Participant’s participation in the Plan are offered by the Corporation on a wholly discretionary basis.

(3)	The Participant’s participation in the Plan is voluntary.

(4)	Neither the Corporation nor any Affiliate is responsible for any decrease in the value of this option and/or shares of Common Stock acquired under the Plan.

Labor Law Acknowledgment and Policy Statement

In accepting the grant of this option, the Participant expressly recognizes that Kimberly-Clark Corporation, with registered offices at 351 Phelps Drive, Irving, Texas 75038, U.S.A., is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Participant and the Corporation since the Participant is participating in the Plan on a wholly commercial basis and his or her sole Employer is Kimberly-Clark de Mexico, S.A. de C.V. ("KCC-Mexico"). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Employer, KCC-Mexico and do not form part of the employment conditions and/or benefits provided by KCC-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Corporation; therefore, the Corporation reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.

Finally, the Participant hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against Kimberly-Clark Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Corporation, its shareholders, officers, agents, or legal representatives or Affiliates with respect to any claim that may arise.

Spanish Translation

Modificación

Al aceptar el otorgamiento de la opción de Compra de Acciones, el Empleado entiende y acuerda que cualquier modificación al Plan o al Acuerdo o su terminación, no cambiará o disminuirá los términos y condiciones de empleo.

Reconocimiento del Otorgamiento

Al aceptar el otorgamiento de la opción de Compra de Acciones, el Empleado está de acuerdo en haber recibido una copia del Plan, del Acuerdo incluyendo el presente Anexo "A" y ha revisado el Plan y el Acuerdo, incluyendo este Anexo "A" en su totalidad y comprende y acepta todas las disposiciones previstas en el Plan, en el Acuerdo, incluyendo el presente Anexo "A". Asimismo, el Empleado reconoce que ha leído y manifiesta su específica y expresa conformidad con los términos y condiciones establecidos del Acuerdo, en el cual claramente se describe y establece lo siguiente:

(1)	La participación del Empleado en el Plan no constituye un derecho adquirido.

(2)	El Plan y la participación del Empleado en el Plan se ofrecen por la Compañía de forma completamente discrecional.

(3)	La participación del Empleado en el Plan es voluntaria.

(4)	Ni la Compañía ni sus Afiliadas son responsables por la reducción del valor de la opción de Compra de Acciones emitida bajo el Plan.

Reconocimiento de la Legislación Laboral y Declaracion de la Poltitica

Al aceptar el otorgamiento de la opción de Compra de Acciones, el Empleado expresamente reconoce que Kimberly-Clark Corporation con oficinas registradas en 351 Phelps Drive, Irving, Texas 75038, U.S.A., es la única responsable por la administración del Plan y que la participación del Empleado en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Empleado y Kimberly-Clark Corporation, ya que el Empleado participa en el Plan en un marco totalmente comercial y su único Patrón lo es Kimberly-Clark de Mexico, S.A. de C.V. con domicilio en Kimberly-Clark de Mexico, S.A. de C.V. Mexico. Derivado de lo anterior, el Empleado expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Empleado y el Patrón, Kimberly-Clark de Mexico, S.A. de C.V. y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Kimberly-Clark de Mexico, S.A. de C.V. y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Empleado.

Asimismo, el Empleado reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de Kimberly-Clark Corporation por lo tanto, Kimberly-Clark Corporation se reserva el absoluto derecho de modificar y/o terminar la participación del Empleado en cualquier momento y sin responsabilidad alguna frente el Empleado.

Finalmente, el Empleado por este medio declara que no se reserva derecho o acción alguna que ejercitar en contra de Kimberly-Clark Corporation por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Empleado otorga el más amplio finiquito que en derecho proceda a Kimberly-Clark Corporation , sus afiliadas, subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Type of Shares

Notwithstanding any information to the contrary in the Plan or the Award Agreement, the Corporation will issue only treasury shares to satisfy share obligations at the time the Participant exercises options under the Plan.

NICARAGUA

There are no country-specific provisions.

NIGERIA

There are no country-specific provisions.

PANAMA

Securities Law Information

Neither this option nor any shares that the Participant may acquire at exercise of this option constitute a public offering of securities, as they are available only to Participants of the Corporation and its Affiliates.

PARAGUAY

There are no country-specific provisions.

PERU

Securities Law Information

The offer of this option is considered a private offering in Peru; therefore, it is not subject to registration in Peru.

PHILIPPINES

Fringe Benefit Tax Obligation

By accepting the Award, the Participant consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Corporation and/or the Employer (as determined by the Corporation or the Employer in their discretion) in connection with the Award and any awards previously granted by the Corporation which remain outstanding. Further, by accepting the Award, the Participant agrees that the Corporation and/or the Employer may collect the fringe benefit tax from the Participant by any of the means set forth in the Acknowledgement of Conditions section of the Award Agreement, or any other reasonable method established by the Corporation. The Participant agrees to execute other consents or elections to accomplish the foregoing, promptly upon request by the Corporation or the Employer.

PUERTO RICO

There are no country specific provisions.

SINGAPORE

Securities Law Information

This option is being granted pursuant to the "Qualifying Person" exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA"). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that this option is subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the shares of Common Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Common Stock in Singapore, unless such sale or offer is made (a) after six months of the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Obligation

If the Participant is the Chief Executive Officer ("CEO") or a director, associate director or shadow director of the Corporation’s Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Corporation’s Singapore Affiliate in writing when the Participant receives an interest (e.g., an option or shares) in the Corporation or any Affiliate. In addition, the Participant must notify the Corporation’s Singapore Affiliate when he or she sells shares of the Corporation or of any Affiliate (including when the Participant sells shares acquired upon exercise of this option). These notifications must be made within two business days of (i) acquiring or disposing of any interest in the Corporation or any Affiliate, or (ii) any change in a previously-disclosed interest (e.g., upon exercise of the options or when shares of Common Stock acquired under the Plan are subsequently sold). In addition, a notification of the Participant’s interests in the Corporation or any Affiliate must be made within two business days of becoming the CEO or a director, associate director or shadow director.

SLOVAK REPUBLIC

Foreign Asset/Account Reporting Information

If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000). These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.

SLOVENIA

There are no country-specific provisions.

SOUTH AFRICA

Tax Acknowledgment

By accepting this option, the Participant agrees to notify the Employer of the amount of any gain realized upon exercise of this option. If the Participant fails to advise the Employer of the gain realized upon exercise, the Participant may be liable for a fine. The Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

If the Participant uses cash to exercise this option and purchase shares, rather than a cashless exercise method, the Participant must first obtain a "Tax Clearance Certificate (in Respect of Foreign Investment)" from the South African Reserve Service ("SARS"). The Participant must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by SARS. The Participant must also complete a transfer of funds application form to transfer the funds. The Tax Clearance Certificate should be presented to a dealer of the Exchange Control Department of the South Africa Reserve Bank (it is likely that the Participant’s bank will qualify as such a dealer), together with a completed application form to transfer funds. No transfer of funds may be completed unless the original Tax Clearance Certificate bears the official stamp and signature of the Office of Receiver of Revenue of SARS.

Exchange Control Information

To participate in the Plan, the Participant must comply with exchange control regulations and rulings (the "Exchange Control Regulations") in South Africa.

Upon application, the Participant is subject to an overall offshore investment allowance of ZAR11,000,000. The first ZAR1,000,000 of the annual investment allowance requires no Tax Clearance Certificate to be issued to the employee. The next ZAR10,000,000 requires a Tax Clearance Certificate. This limit does not apply to non-resident employees. This is a cumulative allowance, and Participant's ability to remit funds for the purchase of shares will be reduced if Participant’s foreign investment limit is utilized to make an investment offshore that is unrelated to the Plan. If the ZAR11,000,000 limit is exceeded, the Participant may still apply to transfer funds for the exercise of this option; however, should approval be given, typically the shares obtained from the exercise must be sold immediately and the proceeds exceeding ZAR11,000,000 repatriated to South Africa.

If the Participant exercises this option using either the cashless sell-all exercise method or the cashless sell-to-cover method, it is not necessary to obtain a Tax Clearance Certificate (as described above) or a transfer of funds application form.  In addition, under a cashless sell-to-cover method, the Participant may acquire and hold shares up to any amount, even in excess of ZAR11,000,000.  The value of the shares acquired using a cashless sell-to-cover exercise method will not be counted against the ZAR11,000,000 limit.  The sale proceeds of such shares may be held offshore and will not count against the investment limit.

Because the Exchange Control Regulations change frequently and without notice, the Participant understands that he or she should consult a legal advisor prior to the purchase or sale of shares under the Plan to ensure compliance with current regulations. The Participant understands that it is his or her responsibility to comply with South African exchange control laws, and neither the Corporation nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Securities Law Information

In compliance with South African securities law, Participant acknowledges that the documents listed below are available for review at the addresses listed below:

a)	The Corporation's most recent annual financial statements: http://investor.kimberly-clark.com/sec.cfm?DocType=Annual&Year=

The Corporation's most recent Plan prospectus may be accessed online through Merrill Lynch, or such other stock plan service provider as may be selected by the Corporation in the future, at www.benefits.ml.com in the Document Library.
A copy of the above documents will be sent free of charge upon written request to Stock Plan Administrator, P.O. Box 619100, Dallas, Texas 75261-9100. In addition, the Participant should contact his or her tax advisor for specific information concerning his or her personal tax situation with regard to Plan participation.

SPAIN

Securities Law Information
No "offer of securities to the public," as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of this option. The Award Agreement (including this Appendix A) has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Termination of Employment

For purposes of this option, a termination of employment includes a termination that is deemed an "unfair dismissal" or a "constructive dismissal."

Labor Law Acknowledgment

By accepting this option, the Participant acknowledges that he or she understands and agrees to participation in the Plan and that he or she has received a copy of the Plan.

The Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Corporation or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Corporation or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of this option and the underlying shares is unknown and unpredictable. In addition, the Participant understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Participant understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then this option shall be null and void.

Further, the Participant understands that this option is a conditional right. The Participant shall forfeit any unvested portion of this option upon termination of employment unless such termination is due to a Qualified Termination of Employment. In addition, if the Participant’s employment is terminated for any reason other than death, Retirement, or Total and Permanent Disability, this option shall be exercisable only to the extent provided in Section 2(a) of the Award Agreement. The terms of this paragraph apply even if (1) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a "despido improcedente"); (2) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Participant terminates his or her employment or service relationship due to a change of work location, duties or any other employment or contractual condition; and (4) the Participant terminates his or her employment or service relationship due to a unilateral breach of contract by the Corporation or an Affiliate. Consequently, upon termination of the Participant’s employment or service relationship for any of the above reasons, the Participant may automatically lose any rights to the options that were not vested on the date of termination of the Participant’s employment or service relationship, as described in the Plan and the Award Agreement.
Exchange Control Information
The acquisition, ownership and sale of shares of Common Stock under the Plan must be declared to the Spanish Dirección General de Comercio e Inversiones (the "DGCI"), which is a department of the Ministry of Economy and Competitiveness. The Participant must also declare ownership of any shares of Common Stock by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned. In addition, the sale of shares of Common Stock must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530) (or the Participant holds 10% or more of the share capital of the Corporation or such other amount that would entitle the Participant to join the Corporation's Board of Directors), in which case, the filing is due within one month after the sale.
When receiving foreign currency payments derived from the ownership of shares of Common Stock (e.g., sale proceeds) exceeding €50,000, the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. The Participant will need to provide the institution with the following information: (i) the Participant’s name, address, and tax identification number; (ii) the name and corporate domicile of the Corporation; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
Spanish residents are required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to the Participant by the Corporation or through a U.S. brokerage account) if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. If neither the total balances nor total transactions with non-residents during the relevant period exceed €50,000,000, a summarized form declaration may be used. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.
Foreign Asset/Account Reporting Information
If the Participant holds rights or assets (e.g., shares of Common Stock or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Common Stock, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the following March 31.
SWITZERLAND

Securities Law Information

The options offered by the Corporation are considered a private offering in Switzerland; therefore, such offer is not subject to registration in Switzerland. Neither this document nor any other materials relating to the option constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the option may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the options have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

TAIWAN

Securities Law Information

The offer of participation in the Plan is available only for employees of the Corporation and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information

Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock or the receipt of dividends) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more in a single transaction, the Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Exchange Control Information

If the proceeds from the sale of shares of Common Stock or the receipt of dividends paid or such shares are equal to or greater than US$50,000 in a single transaction, Thai residents must repatriate all cash proceeds to Thailand immediately following the receipt of the cash proceeds and then either convert such proceeds to Thai Baht or deposit the proceeds into a foreign currency account opened with a commercial bank in Thailand within 360 days of repatriation. In addition, Thai residents must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Participant fails to comply with these obligations, the Participant may be subject to penalties assessed by the Bank of Thailand.

The Participant should consult his or her personal advisor prior to taking any action with respect to remittance of cash proceeds into Thailand. The Participant is responsible for ensuring compliance with all exchange control laws in Thailand.

TRINIDAD & TOBAGO

There are no country-specific provisions.

TURKEY

Securities Law Information

Turkish residents are not permitted to sell shares of Common Stock acquired under the Plan in Turkey. Turkish residents must sell the shares of Common Stock acquired under the Plan outside of Turkey. The Shares are currently traded on the New York Stock Exchange in the U.S. under the ticker symbol "KMB" and shares of Common Stock may be sold on this exchange.

Exchange Control Information

Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, the Participant may be required to appoint a Turkish broker to assist him or her with the exercise of the option or the sale of the shares of Common Stock acquired under the Plan.  The Participant should consult his or her personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement to the Participant.

UNITED ARAB EMIRATES

Securities Law Information
The offer of options is available only for select employees of the Corporation and its Affiliates and is in the nature of providing employee incentives in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such employees and must not be delivered to, or relied on, by any other person. Prospective purchasers of securities should conduct their own due diligence.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Award Agreement, or any other incidental communication materials distributed in connection with this option. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. Residents of the United Arab Emirates who have any questions regarding the contents of the Plan and the Award Agreement should obtain independent professional advice.

UNITED KINGDOM

Tax Acknowledgment

The following information supplements the information regarding Tax-Related Items in the Acknowledgment of Conditions section of the Award Agreement:

If payment or withholding of the income tax due is not made within 90 days after the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the "Due Date"), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Her Majesty’s Revenue and Customs ("HMRC") official rate, it will be immediately due and repayable, and the Corporation and/or Employer may recover it at any time thereafter by any of the means referred to in the Acknowledgment of Conditions section of the Award Agreement.

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of this provision will not apply to the Participant. In the event that the Participant is an officer or director, as defined above, and income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Corporation or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Corporation and/or the Employer may recover from the Participant at any time thereafter by any of the means referred to in the Acknowledgement of Conditions section of the Award Agreement.

URUGUAY

There are no country-specific provisions.

VENEZUELA

Investment Representation

As a condition of the grant of the option, the Participant acknowledges and agrees that any shares of Common Stock the Participant may acquire upon exercise of the option are acquired as and intended to be an investment rather than for the resale of the shares of Common Stock and conversion of shares into foreign currency.

Securities Law Information

The option granted under the Plan and the shares of Common Stock issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan government securities regulations.

Exchange Control Information

Exchange control restrictions may limit the ability to remit funds out of Venezuela to exercise the option or to remit funds into Venezuela following the sale of shares of Common Stock acquired upon exercise of the option under the Plan. The Corporation reserves the right to further restrict the exercise of the option or to amend or cancel the option at any time in order to comply with the applicable exchange control laws in Venezuela. However, ultimately, the Participant is responsible for complying with exchange control laws in Venezuela and neither the Corporation, the Employer nor any other Affiliate will be liable for any fines or penalties resulting from the Participant’s failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, the Participant should consult with his or her personal legal advisor before accepting this option to ensure compliance with current regulations.